Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PACIRA PHARMACEUTICALS, INC.

PACIRA PHARMACEUTICALS, INC. (hereinafter called the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

1. This amendment to the Amended and Restated Certificate of Incorporation as set forth herein has been duly approved by the Board of Directors of the Corporation pursuant to Sections 141 and 242 of the Delaware General Corporation Law.

2. This amendment to the Amended and Restated Certificate of Incorporation as set forth herein has been duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

3. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first two paragraphs of Article Fourth thereof and by substituting in lieu of said first two paragraphs of Article Fourth the following:

FOURTH: That, effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-10.755 reverse stock split of each of the Corporation’s Common Stock (as defined below) and Preferred Stock (as defined below) shall become effective, pursuant to which 10.755 shares of each of the Common Stock and Preferred Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock and one (1) share of Preferred Stock, respectively, automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock and one (1) share of Preferred Stock, respectively, from and after the Effective Time (such reclassification and combination of shares designated as the “Reverse Stock Split”). Within 180 days following the Effective Time, the Corporation shall pay cash for any and all fractional shares issued as a result of the Reverse Stock Split in an amount equal to such fraction multiplied by the then fair market value of the Common Stock or Preferred Stock, as applicable, as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock or Preferred Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Preferred Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate have been reclassified pursuant to the Reverse Stock Split (as well as the right to receive cash in lieu of fractional shares of Common Stock or Preferred Stock, as applicable, after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock or Preferred Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock or Preferred Stock, as applicable, after the Effective Time into which the shares of Common Stock or Preferred Stock, as applicable, formerly represented by such certificate shall have been reclassified pursuant to the Reverse Stock Split.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 120,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 88,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

4. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the last sentence of Article Fourth, Part C, Section 1 thereof and by substituting in lieu of said last sentence of Article Fourth, Part C, Section 1 the following:

The “Series A Original Issue Price” shall mean $13.44375 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

5. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the second sentence of Article Fourth, Part C, Section 4.1.1 thereof and by substituting in lieu of said second sentence of Article Fourth, Part C, Section 4.1.1 the following:

The “Series A Conversion Price” shall initially be equal to $13.44375.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 12th day of January, 2011.

/s/ James Scibetta
Name: James Scibetta
Title: Chief Financial Officer and Secretary